Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2026

Financial Results

Hsinchu, Taiwan (July 14, 2026)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2026, ended May 31, 2026.

Revenue for the third quarter of fiscal 2026 was $9.1 million, compared to $1.1 million in the second quarter of fiscal 2026. GAAP net income attributable to SemiLEDs stockholders for the third quarter of fiscal 2026 was $1.5 million, or $0.18 per diluted share, compared to a net loss of $603 thousand, or $(0.07) per diluted share, in the second quarter of fiscal 2026.

GAAP gross margin for the third quarter of fiscal 2026 was 27%, compared to 1% for the second quarter of fiscal 2026. Operating margin for the third quarter of fiscal 2026 was 16%, compared with negative 79% for the second quarter of fiscal 2026. The Company’s cash and cash equivalents were $6.0 million at May 31, 2026, compared to $4.0 million at the end of the second quarter of fiscal 2026.

Our revenue was higher in the third quarter of fiscal 2026 compared to the second quarter of fiscal 2026, due to the increase of buy-sell purchase orders of equipment. We anticipate more buy-sell purchase orders in the fourth quarter of fiscal 2026.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including any statements regarding the expectation of buy-sell orders in the second half of fiscal 2026; any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 28,
	2026	2026
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,978	$3,978
Accounts receivable (including related parties), net	2,193	1,649
Inventories, net	4,739	4,885
Prepaid expenses and other current assets	960	1,937
Total current assets	13,870	12,449
Property, plant and equipment, net	2,263	2,353
Operating lease right of use assets	1,007	1,047
Intangible assets, net	106	110
Investments in unconsolidated entities	47	49
Other assets	250	252
TOTAL ASSETS	$17,543	$16,260
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$1,262	$1,265
Accounts payable	4,874	2,157
Accrued expenses and other current liabilities	6,057	8,924
Other payable to related parties	1,187	1,170
Operating lease liabilities, current portion	107	127
Total current liabilities	13,487	13,643
Long-term debt, excluding current installments	77	193
Operating lease liabilities, less current portion	900	920
Total liabilities	14,464	14,756
Commitments and contingencies
SHAREHOLDERS‘ EQUITY:
Common stock	—	—
Additional paid-in capital	189,063	189,020
Accumulated other comprehensive income	3,649	3,640
Accumulated deficit	(189,633)	(191,156)
Total shareholders' equity	3,079	1,504
TOTAL LIABILITIES AND EQUITY	$17,543	$16,260

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31, 2026	February 28, 2026
Revenues, net	$9,074	$1,064
Cost of revenues	6,614	1,058
Gross profit	2,460	6
Operating expenses:
Research and development	363	276
Selling, general and administrative	681	575
Gain on disposals of long-lived assets, net	1	—
Total operating expenses	1,045	851
Income (loss) from operations	1,415	(845)
Other income (expenses):
Investment loss from unconsolidated entities	(2)	(6)
Interest expenses, net	(10)	(22)
Other income, net	270	275
Foreign currency transaction (loss) gain, net	(150)	(5)
Total other income, net	108	242
Income (loss) before income taxes	1,523	(603)
Income tax expense	—	—
Net income (loss)	$1,523	$(603)
Net income (loss) per share
Basic and diluted	$0.18	$(0.07)
Weighted average number of ordinary shares outstanding
Basic and diluted	8,264	8,225